UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/18/2012

Kraft Foods Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-16483

Virginia	52-2284372
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Three Lakes Drive, Northfield, IL 60093-2753
(Address of principal executive offices, including zip code)

(847) 646-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement

The information described below under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is hereby incorporated by reference into this Item 1.01.

Item 2.03.      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 18, 2012, we entered into a five-year revolving credit agreement (the “Revolving Credit Agreement”), as a guarantor, with Kraft Foods Group, Inc., our wholly owned subsidiary (“Kraft Foods Group”), as a borrower and a guarantor, J.P. Morgan Securities LLC, Barclays Capital PLC, Citigroup Global Markets Inc. and RBS Securities Inc., as joint bookrunners, JPMorgan Chase Bank, N.A. and Barclays Bank PLC, as co-administrative agents, and the lenders and other agents party thereto, for a five-year senior unsecured revolving credit facility in an aggregate principal amount of $3.0 billion. Under the Revolving Credit Agreement, we guarantee the obligations of Kraft Foods Group and any subsidiary of Kraft Foods Group that may be designated by Kraft Foods Group as a borrower (each a “Designated Subsidiary”), and Kraft Foods Group guarantees the obligations of any Designated Subsidiary.  Upon the consummation of the previously announced proposed spin-off of our North American grocery business to our shareholders (the “Spin-Off”), our guarantee will automatically terminate, and we will automatically be released from our obligations under the Revolving Credit Agreement. Under the Revolving Credit Agreement, Kraft Foods Group or any Designated Subsidiary may borrow advances up to the aggregate amount of the unused commitments under the revolving credit facility on or after May 18, 2012 and prior to the termination of the Revolving Credit Agreement. The Revolving Credit Agreement is scheduled to terminate on the earliest of (i) May 17, 2017, subject to Kraft Foods Group’s right, on no more than two occasions, to request that the lenders extend their commitments for successive one-year periods, (ii) the date of termination in whole of the commitments pursuant to certain provisions of the Revolving Credit Agreement and (iii) March 29, 2013, if the Spin-Off has not been consummated on or prior to such date.  All committed pro rata borrowings under the revolving credit facility will bear interest at a variable annual rate based on LIBOR or base rate, at Kraft Foods Group’s or any Designated Subsidiary’s election, plus an applicable margin based on (i) for any date prior to the consummation of the Spin-Off, the ratings of our long-term senior unsecured indebtedness and (ii) for any date on or following the consummation of the Spin-Off, the ratings of Kraft Foods Group’s long-term senior unsecured indebtedness, in each case, as determined pursuant to the Revolving Credit Agreement.

Prior to the consummation of the Spin-Off, the Revolving Credit Agreement incorporates by reference the covenants in our four-year revolving credit agreement dated as of April 1, 2011, with JPMorgan Chase Bank, N.A. and Deutsche Bank AG New York Branch, as co-administrative agents, and the lenders and other agents party hereto.  Following the consummation of the Spin-Off, Kraft Foods Group will be subject to customary affirmative and negative covenants, including covenants restricting its ability to incur liens, sell all or substantially all of its assets or merge or consolidate with another entity. Additionally, the Revolving Credit Agreement requires us to maintain a minimum shareholders’ equity (excluding accumulated other comprehensive income or losses and any income or losses recognized in connection with “mark-to-market” accounting in respect of pension and other retirement plans). The Revolving Credit Agreement also contains customary representations and events of default.

Kraft Foods Group expects to use the proceeds of the borrowings under the revolving credit facility for its and its subsidiaries’ general corporate purposes and, prior to the Spin-Off, for our and our subsidiaries’ general corporate purposes.

Some of the lenders under the Revolving Credit Agreement and their affiliates have various relationships with us and our subsidiaries involving the provision of financial services, including cash management, investment banking and trust services.  In addition, we and certain of our subsidiaries have entered into foreign exchange and other derivatives arrangements with certain of the lenders and their affiliates.

The foregoing description of the Revolving Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Revolving Credit Agreement, which we will file with our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and Kraft Foods Group will file with its next amendment to the Form 10 (as originally filed on April 2, 2012).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraft Foods Inc.

Date: May 22, 2012	By:	/s/ Carol J. Ward
Carol J. Ward
Vice President and Corporate Secretary

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